Exhibit 99.2

For Release: Thursday, June 5, 2014, 9:15 a.m. EDT

GM TO IMPLEMENT COMPENSATION PROGRAM FOR IGNITION SWITCH RECALL

DETROIT - General Motors today announced that it will implement a compensation program for those who have lost loved ones or who have suffered serious physical injuries as the result of an ignition switch failure in recently recalled vehicles.

“We are taking responsibility for what has happened by taking steps to treat these victims and their families with compassion, decency and fairness,” said GM CEO Mary Barra.  “We made serious mistakes in the past and as a result we’re making significant changes in our company to ensure they never happen again.”

The program will be independently administered by Kenneth Feinberg, who is highly regarded for his handling of other significant compensation programs.

The program is expected to cover approximately 1.6 million model-year 2003-2007 recalled vehicles manufactured with an ignition switch defect and approximately 1 million model-year 2008-2011 recalled vehicles that may have been repaired with a recalled ignition switch.

Pending the independent administrator’s development of final guidelines for the compensation program, GM currently expects the program will begin to accept claims on August 1, 2014. It is GM’s understanding that the administrator’s final compensation program guidelines will be developed in the coming weeks, and will include details on where and how to apply for compensation.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets.  GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

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CONTACT:

Dave Roman 313-498-1735 GM Communications dave.roman@gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “projected,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to successfully integrate Ally Financial’s International Operations; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation, government investigations, and compensation program, including those related to our recent recalls; our ability to remain competitive in Korea and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.